Exhibit 10.1

                            CIRCUIT CITY STORES, INC.

                 SCHEDULE OF NON-EMPLOYEE DIRECTORS COMPENSATION

o        DIRECTOR COMPENSATION

>>       Retainer & Meeting Fees:
         $60,000 annual retainer
         Directors who serve as chair of the Compensation and Personnel and Nominating and Governance committees receive additional cash compensation of $5,000 per year, as will the Lead Director. The chair of the Audit Committee will receive additional cash compensation of $10,000 per year.

         Committee meeting fees will be paid as follows: (i) $1,500 for each day of committee meetings attended that are held in person; and (ii) $750 for each day of committee meetings attended that are held by telephone. No separate fees will be paid for board meetings.

         Directors may elect to receive a stock grant in lieu of the retainer, meeting fees or other cash compensation to which the director would otherwise be entitled. The number of shares under the stock grant will equal the amount of fees otherwise payable to the director divided by the fair market value of the Company's common stock on the payment date, rounded to the nearest whole share.

         All cash compensation, and all stock grants in lieu thereof, will be payable quarterly in arrears on the dividend payment dates for the Company's common stock.

>>       Equity:
         Restricted stock unit grants with FMV on grant of $100,000. Restricted stock units vest ratably over three years.

>> Total Annual Compensation, excluding meeting fees: $160,000 ($165,000 for Compensation and Personnel, and Nominating and Governance Committee Chairs ($170,000 if he or she also serves as Lead Director); $170,000 for Audit Committee Chair)

o    ATTENDANCE REQUIREMENT

     If a Board member attends/participates in less than 75% of the aggregate Board and committee meetings during a year, he or she shall forfeit 50% of the board retainer earned for the year.

o    DIRECTOR STOCK OWNERSHIP REQUIREMENT

     A Director will not be permitted to sell or transfer the shares of stock received in lieu of cash compensation or the shares underlying the restricted stock units granted until the shares are fully vested and the Director either retires or ceases to be a Director of the Company. Deferral programs for stock grants and vested restricted stock units are available to defer taxation until the underlying shares may be sold.